UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to Section 240.14a-12

JAZZ PHARMACEUTICALS PUBLIC LIMITED COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Subject: Action Requested of Jazz Employee Shareholders – Please Vote Your Shares!

Dear Jazzicians,

We are holding our 2020 Annual General Meeting of Shareholders on July 30th, and many of you are shareholders in addition to being employees of Jazz Pharmaceuticals.

If you held Jazz shares as of June 3, 2020 (the record date), you should have received instructions in the mail or electronically from E*Trade or your personal broker about how to vote your shares. The E*Trade email regarding our 2020 Annual Meeting contains a “Vote Now” button which directs you to a landing page where you can vote your shares (please check your “spam” or ‘junk” folder if you did not receive it). If you do not receive electronic communications from E*Trade, you should have received instructions about how to vote your shares in the mail.

We have a number of important proposals being voted on this year. Jazz’s board of directors and management team recommend that you vote your shares “FOR” the election of each of the director nominees that have been nominated for re-election, and “FOR” each of the other proposals that have been submitted for a shareholder vote. Please refer to Jazz Pharmaceuticals’ proxy statement for more details regarding the nominees and proposals, or reach out to me or Doris Choi.

As a Jazz shareholder, your vote is very important. We encourage you to read the proxy statement and vote your shares as soon as possible. If you require any assistance in voting your shares, please call Alliance Advisors, our proxy solicitor, at +1.855.600.8108.

We thank all of you for your continued support of Jazz Pharmaceuticals.

Neena Patil

Senior Vice President and General Counsel